Exhibit 8.1

September 10, 2020

Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

Re:     Rayonier Inc.’s Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Rayonier Inc., a North Carolina corporation (the “Company”), Rayonier, L.P., a Delaware limited partnership (the “Operating Partnership”), and Rayonier TRS Holdings Inc., a Delaware corporation (“TRS Holdings”), in connection with the preparation of a registration statement on Form S-3, filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), with respect to the offer and sale of (i) common shares, preferred shares, subscription rights, stock purchase contracts and stock purchase units of the Company and (ii) debt securities, guarantees and warrants of the Company, the Operating Partnership and/or TRS Holdings to be offered from time-to-time. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.

the certificate, dated the date hereof and executed by duly appointed officers of the Company and Rayonier Forest Resources, L.P. (successor by merger to Rayonier Timber Company No. 1 Inc. (“RTC-1”), Timberlands Holding Company Washington, Inc. (“THC-W”) and Timberlands Holding Company Atlantic, Inc. (“THC-A”)) (the “Company Officer’s Certificate”);

3.	the certificate, dated May 8, 2020 and executed by a duly appointed officer of Pope Resources, A Delaware Limited Partnership (the “Pope Officer’s Certificate”);

4.

the certificates, dated May 8, 2020 and executed by duly appointed officers of each of ORM Timber Fund II, Inc., ORM Timber Fund III (REIT) Inc., and ORM Timber Fund IV (REIT) Inc. (the “Private REIT Officer’s Certificates” and collectively with the Company Officer’s Certificate and the Pope Officer’s Certificate, the “Officer’s Certificates”);

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

Rayonier Inc. September 10, 2020 Page 2

5.	the Company’s Amended and Restated Articles of Incorporation, filed with the Secretary of State of North Carolina on May 17, 2012;

6.

RTC-1’s Second Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on March 11, 2013, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on May 29, 2013;

7.

THC-W’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2014, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

8.

THC-A’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2013, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

9.	the Company’s, THC-A’s and THC-W’s taxable REIT subsidiary (“TRS”) elections for TRS Holdings and Rayonier TRS Operating Company;

10.	the Company’s TRS elections for Matariki North Island Forests Limited and Matariki Forests Trading Limited; and

11.	such other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

Rayonier Inc. September 10, 2020 Page 3

2.

during its taxable year ending December 31, 2020, and future taxable years, the Company will operate in a manner that will make the factual representations contained in the Company Officer’s Certificate true for such years;

3.

the Company will not make any amendments to its organizational documents or the organizational documents of TRS Holdings, Matariki North Island Forests Limited or Matariki Forests Trading Limited after the date of this opinion letter that would affect the Company’s qualification as a real estate investment trust (“REIT”) for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificates and the factual matters discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” (which are incorporated herein by reference), we are of the opinion that:

(a)

the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2004 through December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2020 and thereafter; and

(b)	the descriptions of law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects.

Rayonier Inc. September 10, 2020 Page 4

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Company Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Vinson & Elkins L.L.P. under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins L.L.P.